Exhibit 8.1

March 2, 2015

Videocon d2h Limited

1st Floor, Techweb Centre

New Link Road Oshiwara Jogeshwari (West)

Mumbai 400 102, Maharashtra, India

Ladies and Gentlemen,

We have acted as Indian legal counsel to Videocon d2h Limited, a public limited company incorporated under the laws of India (the “Company”), in connection with the registration statement on Form F-4 (Registration No. 333-201870), (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of equity shares of face value of Rs. 10 each of the Company (the “Equity Shares”), to be represented by American Depositary Shares (“ADSs”), with each ADS representing four Equity Shares.

Based upon such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption "Material Indian Tax Considerations" constitute the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.

In rendering this opinion, we have reviewed the Registration Statement and such laws of the Republic of India as we considered relevant and necessary and as have been published and made publicly available, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India as applicable on the date of this opinion. This opinion is governed by and shall be construed in accordance with Indian law. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur. Our opinion is not binding on the Indian Income Tax Department or a court. The Indian Income Tax Department may disagree with one or more of our conclusions, and a court may sustain the Indian Income Tax Department’s position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or an “expert” for the purposes of any law or regulation.

Yours truly,

For Amarchand & Mangaldas & Suresh A. Shroff & Co.

/s/ Amarchand & Mangaldas & Suresh A. Shroff & Co.